Exhibit 10.31

Amendment No. 1 to

Performance-Based Restricted Stock Unit Award Agreement Dated December 24, 2012

THIS AMENDMENT to the Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”), dated December 24, 2012, by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Company”), and Paul M. Black (“Black”), is effective as of February 28, 2014.

WHEREAS, the Company and Black previously entered into the Agreement, and now mutually wish to amend certain terms contained therein.

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1. Effective as of the date of this Amendment, the definition of “Total Shareholder Return” in Section 2.c. of Exhibit A to the Agreement is amended to read as follows:

c. “Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Comparison Group) during the Performance Period, expressed as a percentage return. Except as modified in Section 4(d), for purposes of computing TSR, the stock price at the beginning of the Performance Period will be the closing price of a share of common stock on the Grant Date, and the stock price at the end of the Performance Period will be the average price of a share of common stock over the 30 trading days ending on the last day of the Performance Period, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

2. Effective as of the date of this Amendment, Section 4.c. of Exhibit A to the Agreement is amended to read as follows:

c. For purposes of computing Total Shareholder Return for the Company and each other company in the Comparison Group, the stock price at the beginning and end of the Performance Period will, subject to Section 2 of the Performance-Based Restricted Stock Unit Award Agreement, be determined as the closing price of the stock on the Grant Date at the beginning of the Performance Period and the 30-day average closing price of the stock on the 30 consecutive trading days ending on and including the last day of the Performance Period for the end of the Performance Period.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Brian Farley
Name: Brian P. Farley

/s/ Paul Black
Paul M. Black